Exhibit 4.1

DESCRIPTION OF SECURITIES

As of March 2, 2020, AGM Holdings (the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: class A ordinary shares, par value $0.001 per share (“common stock”). The following description of the Company’s common stock is a summary and is not complete. For a complete description, please refer to the Company’s articles of incorporation (as amended to date, the Company’s “Articles of Incorporation”) and bylaws (as amended to date, the Company’s “Bylaws”), which the company has incorporated by reference as exhibits to the Company’s Annual Report on Form 20-F for the year ended December 31, 2018. Stockholders are also encouraged to refer to the application provisions of the Nevada Revised Statutes and Administrative Codes for additional information. References to “stockholders” refer to holders of the Company’s common stock, unless the context otherwise requires.

The Company was incorporated on April 27, 2015 under the BVI Business Companies Act, 2004 (the “BVI Act”) as a company limited by shares. As at the date of this prospectus, the Company is authorized to issue 200,000,000 Class A ordinary shares of $0.001 par value per share and 200,000,000 Class B ordinary shares of $0.001 par value per share. As of the date of this prospectus, there are 21,791,055 Class A ordinary shares and 7,100,000 Class B ordinary shares issued and outstanding.

The Company’s memorandum and articles of association do not permit a director to decide what compensation he or she will receive. All decisions about the compensation of directors will be recommended by the compensation committee, upon its formation, and approved by the board of directors as a whole, both acting only when a quorum of members is present.

The following are summaries of the material provisions of the Company’s memorandum and articles of association that will be in force at the time of the closing of this offering and the BVI Act insofar as they relate to the material terms of the Company’s Class A ordinary shares. Copies of the Company’s memorandum and articles of association are filed as exhibits to the registration statement of which this prospectus is a part.

Class A Ordinary Shares

General

Each Class A ordinary share in the Company confers upon the shareholder:

●	the right to one vote at a meeting of the shareholders of the Company or on any resolution of shareholders;

●	the right to an equal share in any dividend paid by the Company; and

●	the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

All of the Company’s issued Class A ordinary shares are fully paid and non-assessable. Certificates representing the Class A ordinary shares are issued in registered form. The Company’s shareholders who are non-residents of the British Virgin Islands may freely hold and vote their Class A ordinary shares.

Class B Ordinary Shares

General

Each Class B ordinary share in the Company confers upon the shareholder the right to five votes at a meeting of the shareholders of the Company or on any resolution of shareholders.

Each Class B ordinary share may not be sold, assigned, transferred, alienated, commuted, anticipated, or otherwise disposed of (including by will or the laws of descent and distribution), or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation, or be otherwise encumbered, and are not subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void.

Each Class B ordinary share shall only be issued to Company’s or its subsidiaries’ employees or those entities of which its principal shareholder is an employee of the Company or its subsidiaries. Shareholder’s termination of employment with the Company or its subsidiaries shall immediately result in the cancellation of any and all issued and outstanding shares of Class B ordinary shares held by such shareholder on the date of termination.

Sale, assignment, transfer, alienation, or otherwise disposition of any Class A ordinary shares by common shareholder of Class B ordinary shares shall immediately result in the cancellation of an equal number of Class B ordinary shares on the date of such disposition.

Shareholder(s) of Class B ordinary shares in the Company shall not:

●	receive the right to any dividend paid by the Company;

●	receive the right to any distribution of the surplus assets of the Company on its liquidation.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A ordinary shares is VStock Transfer, LLC, 18 Lafayette Pace, Woodmere, NY 11598.

Distributions

The holders of the Company’s Class A ordinary shares are entitled to such dividends or other distributions as may be authorized by the Company’s board of directors, subject to the BVI Act and the Company’s memorandum and articles of association.

Voting rights of shareholders

Any action required or permitted to be taken by the shareholders must be taken at a duly called meeting of the shareholders entitled to vote on such action. At each meeting of shareholders, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each Class A ordinary share or five votes for each Class B ordinary share which such shareholder holds. An action that may be taken by the shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing.

Election of directors

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. The laws of the British Virgin Islands do not specifically prohibit or restrict the creation of cumulative voting rights for the election of the Company’s directors. Cumulative voting is not a concept that is accepted as a common practice in the British Virgin Islands, and the Company has made no provisions in its memorandum and articles of association to allow cumulative voting for elections of directors.

Meetings of shareholders

Any of the Company’s directors may convene a meeting of shareholders at any time and in any manner and place the director considers necessary or desirable. The director convening a meeting must give not less than 7 days’ notice of the meeting to those persons whose names appear as shareholders in the register of shareholders on the date of the notice and are entitled to vote at the meeting, and the other directors. The Company’s board of directors must convene a meeting of shareholders upon the written request of shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested within 28 days of receiving the written request. A meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares which that shareholder holds.

The quorum for a meeting of shareholders is duly constituted if, at the beginning of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares (or class or series of shares) entitled to vote on the resolutions to be considered at the meeting. A quorum may comprise a single shareholder or proxy. If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of the shareholders, will be dissolved. In any other case it will stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine and, if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the matter to be considered by the meeting, those present will constitute a quorum but otherwise the meeting will be dissolved.

A person other than an individual which is a shareholder may, by a resolution of its directors or other governing body, authorize any individual it thinks fit to act as its representative at any meeting of shareholders. The duly authorized representative shall be entitled to exercise the same powers on behalf of the person which he or she represents as that person could exercise if it were an individual shareholder.

Meetings of directors

The Company’s business and affairs are managed by its board of directors, who will make decisions by voting on resolutions of directors. The Company’s directors are free to meet at such times and in such manner and places within or outside the BVI as the directors determine to be necessary or desirable. A director must be given not less than 3 days’ notice of a meeting of directors. At any meeting of directors, a quorum will be present if not less than one half of the total number of directors is present, unless there are only 2 directors in which case the quorum is 2. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by a majority of the directors.

Protection of minority shareholders

The Company would normally expect British Virgin Islands courts to follow English case law precedents, which would permit a minority shareholder to commence a representative action, or derivative actions in the Company’s name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority by parties in control of the Company, (3)  an infringement of individual rights of the minority shareholder, such as the right to vote and pre-emptive rights, and (4) an irregularity in the passing of a resolution which requires a special or extraordinary majority of the shareholders.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by the Company of new Class A ordinary shares under either British Virgin Islands law or the Company’s memorandum and articles of association.

Transfer of Class A ordinary shares

Subject to the restrictions in the Company’s memorandum and articles of association and applicable securities laws, any of the Company’s shareholders may transfer all or any of his or her Class A ordinary shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. The Company’s board of directors may not resolve to refuse or delay the transfer of any Class A ordinary shares the shareholder has failed to pay an amount due in respect of the Class A ordinary shares.

Liquidation

If the Company’s wound up and the assets available for distribution among the Company’s shareholders are more than sufficient to repay all amounts paid to the Company on account of the issue of shares immediately prior to the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the amount paid up immediately prior to the winding up on the shares held by them, respectively. If the Company is wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the amounts paid to the Company on account of the issue of shares, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the amounts paid up immediately prior to the winding up on the shares held by them, respectively. If the Company is wound up, the liquidator appointed by the Company may, in accordance with the BVI Act, divide among the Company’s shareholders in specie or kind the whole or any part of the Company’s assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

Calls on Class A ordinary shares and forfeiture of Class A ordinary shares

The Company’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Class A ordinary shares in a written notice served to such shareholders at least 14 days prior to the specified date of payment. Where such a notice has been issued and its requirements have not been complied with, the directors may, at any time before the tender of payment, forfeit and cancel the Class A ordinary shares to which the notice relates.

Issuance of Class A ordinary shares

Subject to the provisions of the BVI Act, the Company’s board of directors may authorize the issuance of Class A ordinary shares at such times, to such persons, for such consideration and on such terms as they may determine by a resolution of directors, subject to the BVI Act, the Company’s memorandum and articles of association and any applicable requirements imposed from time to time by the SEC, The Nasdaq Capital Market, or by any recognized stock exchange on which the Company’s securities are listed.

Redemption of Class A ordinary shares

Subject to the provisions of the BVI Act and the Company’s memorandum and articles of association, the Company may not redeem Class A ordinary shares held by a shareholder without the consent of that shareholder whose Class A ordinary shares are to be redeemed.

Variation of rights

All or any of the rights attached to any class of shares may, subject to the provisions of the BVI Act, only be varied with the consent in writing of, or pursuant to a resolution passed at a meeting by, the holders of more than 50% of the issued shares of that class.

Changes in the number of shares we are authorized to issue and those in issue

The Company may from time to time by resolution of its board of directors:

●	amend the Company’s memorandum of association to increase or decrease the maximum number of shares the Company is authorized to issue;

●	subject to the Company’s memorandum of association, divide the Company’s authorized and issued shares into a larger number of shares; and

●	subject to the Company’s memorandum of association, combine the Company’s authorized and issued shares into a smaller number of shares.

Inspection of books and records

Under the BVI Act, holders of the Company’s Class A ordinary shares are entitled, upon giving written notice to us, to inspect (i) the Company’s memorandum and articles of association, (ii) the register of shareholders, (iii) the register of directors and (iv) the minutes of meetings and resolutions of shareholders, and to make copies and take extracts from these documents and records. However, the Company’s directors can refuse access if they are satisfied that to allow such access would be contrary to the Company’s interests.

Rights of non-resident or foreign shareholders

There are no limitations imposed by the Company’s memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on the Company’s shares. In addition, there are no provisions in the Company’s memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

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